Exhibit 99.8

Centennial Specialty Foods Requests Nasdaq Hearing

DENVER, COLORADO – September 7, 2005

Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) announced today that it filed a request for a hearing to appeal Nasdaq’s determination to delist its common stock.  The request will stay the delisting of the Company’s common stock which was initially scheduled for September 8, 2005 pending the Listing Qualifications Panel’s decision.  The hearing is scheduled for September 29, 2005.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled “Risk Factors” and other documents that are on file with the Securities and Exchange Commission.

For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation